EXHIBIT 10(hh)

FIRST AMENDMENT TO

REVOLVING CREDIT AGREEMENT

THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), is made and entered into as of July 27, 2005, by and among AARON RENTS, INC., a Georgia corporation (the “Borrower”), AARON RENTS, INC. PUERTO RICO, a Puerto Rico corporation (the “Co-Borrower,”) together with the Borrower, the “Borrowers”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Administrative Agent are parties to a certain Revolving Credit Agreement, dated as of May 28, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrowers;

WHEREAS, the Borrowers have requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;

NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrowers, the Lenders and the Administrative Agent agree as follows:

1.                                       Amendments

(a)  Section 1.1 of the Credit Agreement is hereby amended by (i) deleting the definition of Note Purchase Agreement in its entirety and (ii) adding the following definitions in the proper alphabetical order:

“2002 Note Agreement” shall mean that certain Note Purchase Agreement, dated as of August 15, 2002, by and among Borrower, the other Loan Parties party thereto, The Prudential Insurance Company of America and the other purchasers signatory thereto, as such Note Purchase Agreement may be amended, supplemented, restated and otherwise modified from time to time.

“2005 Note Agreement” shall mean that certain Note Purchase Agreement, dated as of July 27, 2005, by and among Borrower, the other Loan Parties party thereto, The Prudential Insurance Company of America and the other purchasers signatory thereto as such Note Purchase Agreement may be amended, supplemented, restated and otherwise modified from time to time.

(b)                                 Section 1.1 of the Credit Agreement is hereby further amended by replacing the definitions of Consolidated Total Debt, Permitted Acquisition and Synthetic Lease Documents in their entirety with the following:

“Consolidated Total Debt” shall mean, at any time, all then currently outstanding obligations, liabilities and indebtedness of the Borrower and its subsidiaries on a consolidated basis of the types described in the definition of Indebtedness.  Notwithstanding anything contained herein to the contrary, for purposes of calculating Consolidated Total Debt as of any date, the obligations, liabilities and indebtedness of the Borrower under the Loan Facility Agreement shall be limited to fifty percent (50%) of the aggregate outstanding principal amount of the Loans on such date.

“Permitted Acquisition” shall mean any Acquisition so long as (a) immediately before and after giving effect to such Acquisition, no Default or Event of Default is in existence, (b) such Acquisition has been approved by the board of directors of the Person being acquired prior to any public announcement thereof, (c) the total consideration (including all cash, debt, stock and other property, and assumption of obligations for borrowed money) of any single Acquisition or series of related Acquisitions does not exceed $40,000,000, (d) the total consideration (including all cash, debt, stock and other property, and assumption of obligations for borrowed money) of all Acquisitions during any fiscal year does not exceed $80,000,000 and (e) immediately after giving effect to such Acquisition, the Borrower and Subsidiaries will not be engaged in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the Closing Date and businesses reasonably related thereto. As used herein, Acquisitions will be considered related Acquisitions if the sellers under such Acquisitions are the same Person or any Affiliate thereof.

“Synthetic Lease Documents” shall mean, collectively, (i) the Amended and Restated Master Agreement, dated as of October 31, 2001, among the Borrower, SunTrust Banks, Inc., as lessor (the “Lessor”), SunTrust Bank and Wachovia Bank, National Association, formerly known as SouthTrust Bank of Georgia, N.A., as lenders, and SunTrust Bank, as agent, (ii) the Amended and Restated Lease Agreement, dated as of October 31, 2001, between the Lessor and the Borrower and any supplements thereto, (iii) the Amended and Restated Construction Agency Agreement, dated as of October 31, 2001, among the Lessor and the Borrower, (iv) the Amended and Restated Guaranty, dated as of October 31, 2001, executed by the Borrower in favor of the Funding Parties (as defined therein), and (v) any and all security agreements and Assignments (Construction Contract, Architect’s Agreement, Permits, Licenses and Governmental Approvals, and Plans and Specifications and Drawings) executed from time to time by the Sponsor in favor of the Lessor, as each of the foregoing may be amended, restated, supplemented, modified or replaced from time to time.

(c)                                  Section 1.1 of the Credit Agreement is hereby further amended by adding the following new definitions in proper alphabetical order:

“RBC Loan Facility Agreement” shall mean the credit facility agreement among the Borrower, Royal Bank of Canada and any other parties thereto dated on or about the date hereof, whereby the Borrower and any Subsidiary may, among other things, guarantee loans made to Canadian franchise operators and owners of the Borrower pursuant to the terms thereof as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

“Rosey Rentals Loan Facility Agreement” shall mean the Amended and Restated Loan and Security Agreement dated as of May 5, 2004, by and among Rosey Rentals, L.P. and Wachovia Bank, N.A. (as successor to SouthTrust Bank) as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.

(d)                                 Subsection (g) of Section 7.1 of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

(g) Guarantees by the Borrower of Indebtedness of certain franchise operators of the Borrower, provided such guarantees are given by the Borrower in connection with (1) loans made pursuant to the terms of the Loan Facility Agreement, (2) loans made pursuant to the SouthTrust Loan Facility Agreement in an aggregate principal amount not exceed $250,000, (3) loans made by SunTrust Bank to finance the purchase of equity interests in certain franchises of the Borrower in an aggregate principal amount not to exceed $10,000,000, (4) loans made pursuant to terms of the Rosey Rentals Loan Facility Agreement in an aggregate principal amount not to exceed Twenty Five Million Dollars ($25,000,000), and (5) loans made pursuant to the terms of the RBC Loan Facility Agreement in an aggregate principal amount not to exceed Fifteen Million Canadian Dollars (Cdn. $15,000,000);

(e)                                  Subsection (k) of Section 7.1 of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

(k)  Indebtedness as evidenced by (i) the 6.88% Senior Notes of Borrower in the amount of $50,000,000 issued pursuant to the 2002 Note Agreement and (ii) the 5.03% Senior Notes of Borrower in the amount of $60,000,000 issued pursuant to the 2005 Note Agreement, together with Guarantees of such Indebtedness by any Subsidiaries of Borrower; and

(f)                                    Subsection (f) of Section 7.4 of the Credit Agreement is hereby amended by replacing it in its entirety with the following:

(f)  (i) loans to franchise operators and owners of franchises acquired or funded pursuant to the Loan Facility Agreement, the Rosey Rentals Loan Facility

Agreement, the RBC Loan Facility Agreement and the SouthTrust Loan Facility Agreement and (ii) other adequately secured and properly monitored loans to franchise operators and owners of franchises in an aggregate principal amount outstanding, together with loans outstanding under clause (i) of this Section 7.4(f), not to exceed the aggregate facility amounts available for borrowing by franchise operators that the Company is permitted to guarantee pursuant to Section 7.1; and

(g)                                 Section 7.8 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

7.8. Restrictive Agreements.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to its common stock, to make or repay loans or advances to the Borrower or any other Subsidiary, to Guarantee Indebtedness of the Borrower or any other Subsidiary or to transfer any of its property or assets to the Borrower or any Subsidiary of the Borrower; provided, that (i) the foregoing shall not apply to restrictions or conditions imposed by law or by this Agreement, any other Transaction Document, the SouthTrust Loan Facility Agreement, the 2002 Note Agreement, the 2005 Note Agreement, or the Synthetic Lease Documents (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is sold and such sale is permitted hereunder, (iii) clause (a) shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions and conditions apply only to the property or assets securing such Indebtedness, and (iv) clause (a) shall not apply to customary provisions in leases restricting the assignment thereof.

(h)                                 Section 7.9 of the Credit Agreement is hereby amended by replacing such Section in its entirety with the following:

Section 7.9                                   Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred; provided, however, the Borrower may engage in such sale and leaseback transactions so long as the aggregate fair market value of all assets sold and leased back does not exceed $100,000,000 during the term of this Agreement.

(i)                                     Section 8.1(l) of the Credit Agreement is hereby amended by replacing such subsection in its entirety with the following:

(l)                                     any judgment or order for the payment of money in excess of $1,000,000, or any two or more judgments or orders for the payment of money in excess of $5,000,000, shall be rendered against the Borrower or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j)                                     Schedule 1.1(b) of the Credit Agreement is hereby amended by deleting such Schedule in its entirety and replacing it with Schedule 1.1(b) attached to this Amendment and by this reference incorporated herein and in the Credit Agreement.

2.                                       Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Participants hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or otherwise outstanding (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), (ii) a copy of the 2005 Note Agreement and the amendment to the 2002 Note Agreement, each in form and substance reasonably satisfactory to the Administrative Agent and (iii) executed counterparts to this Amendment from the Borrower, each of the Guarantors and the Required Lenders.

3.                                       Representations and Warranties.  To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrowers hereby represent and warrant to the Lenders and the Administrative Agent that:

(a)                                  The execution, delivery and performance by the Borrowers of this Amendment (i) are within the Borrowers’ power and authority; (ii) have been duly authorized by all necessary corporate and shareholder action; (iii) are not in contravention of any provision of the Borrowers’ certificates of incorporation or bylaws or other organizational documents; (iv) do not violate any law or regulation, or any order or decree of any Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which the Borrowers or any of their Subsidiaries is a party or by which the Borrowers or any such Subsidiary or any of their respective property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of the Borrowers or any of their Subsidiaries; and (vii) do not require the consent or approval of any Governmental Authority or any other person;

(b)                                 This Amendment has been duly executed and delivered for the benefit of or on behalf of the Borrowers and constitutes a legal, valid and binding obligation of each Borrower, enforceable against each Borrowers in accordance with its terms except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws affecting creditors’ rights and remedies in general; and

(c)                                  After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.

4.                                       Reaffirmation of Guaranty.  The Guarantor consents to the execution and delivery by the Borrowers of this Amendment and ratifies and confirms the terms of the Subsidiary Guaranty Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. The Guarantor acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrowers to the Lenders or any other obligation of the Borrowers, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrowers, the Subsidiary Guaranty Agreement (i) is and shall continue to be a primary obligation of the Guarantor, (ii) is and shall continue to be an absolute, unconditional, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms.  Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Guarantor under the Subsidiary Guaranty Agreement.

5.                                       Effect of Amendment.  Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrowers to the Lenders and the Administrative Agent.  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement.  This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.

6.                                       Governing Law.   This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of Georgia and all applicable federal laws of the United States of America.

7.                                       No Novation.  This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

8.                                       Costs and Expenses.  The Borrowers agree to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.

9.                                       Counterparts.  This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument.  Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.

10.                                 Binding Nature.  This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.

11.                                 Entire Understanding.  This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.

[Signature Pages To Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrowers and the Guarantor, by their respective authorized officers as of the day and year first above written.

BORROWERS:

AARON RENTS, INC

By:	/s/ Gilbert L. Danielson
Name: Gilbert L. Danielson
Title: Executive Vice President,
Chief Financial Officer

AARON RENTS, INC. PUERTO RICO

By:	/s/ Robert P. Sinclair, Jr.
Name: Robert P. Sinclair, Jr.
Title: Treasurer

GUARANTOR:
AARON INVESTMENT COMPANY, as
Guarantor

By:	/s/ Gilbert L. Danielson
Name: Gilbert L. Danielson
Title: Vice President and Treasurer

[SIGNATURE PAGE TO FIRST AMENDMENT]

SUNTRUST BANK,
x	as Administrative Agent, as Issuing Bank, as Swingline Lender and as a Lender

	By:	/s/ Ken Bauchle
Name: Ken Bauchle
Title: Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Martha M. Winters
Name: Martha M. Winters
Title: Director

REGIONS BANK

By:	/s/ Stephen H. Lee
Name:	Stephen H. Lee
Title:	Senior Vice President

BRANCH BANKING & TRUST CO.

By:	/s/ Paul McLaughlin
Name:	Paul McLaughlin
Title:	Senior Vice President